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                                                              EXHIBIT (d)(5)(iv)

[ING FUNDS LOGO]

December 31, 2004

ING Investment Management Advisors, B.V.
Attention: Hanneke Ketellapper
Prinses Beatrixlaan 15
2509 LL The Hague, The Netherlands

Dear Ms, Ketellapper:

On Wednesday, November 10, 2004, the Board of Trustees of ING Mutual Funds voted to replace ING Investment Management Advisors, B.V. as Sub-Adviser to ING Emerging Countries Fund. This change will be effective upon the close of business on Monday, February 28, 2005. At that time, Brandes Investment Partners, L.P. will assume sub-advisory duties as of the opening of business on Tuesday morning, March 1, 2005.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Finally, on a personal note, I want to thank you and your team for all your support throughout this process. We continue to value our relationship with your firm.

Very truly yours,

/s/ James M. Hennessy
---------------------
James M. Hennessy
President and Chief Executive Officer
ING Mutual Funds

7337 E. Doubletree Ranch Rd.       Tel: 480-477-3000            ING Mutual Funds
Scottsdale, AZ 85258-2034          Fax: 480-477-2744
                                   www.ingfunds.com